united states
securities and exchange commission
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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RESPONSE GENETICS, INC.

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VOTE THE GOLD CARD TODAY
FOR THE CHANGE
RESPONSE GENETICS NEEDS

August 31, 2010

Dear Fellow Stockholder:

In just three short weeks — on September 21 — we will hold our 2010 Annual Meeting of Stockholders.  This year’s meeting is extremely important because a group of dissident hedge funds is trying to engineer a change of control of your Company.  Your vote is critical to the future of your investment.

Our Strategic Challenges

The Special Committee of your Board of Directors believes that Response Genetics is at a crossroads.  We are at the forefront of the revolution in personalized medicine, having successfully developed our ResponseDX™ genetic tests, and we are growing our product revenues significantly as we drive toward profitability.  We also continue to produce strong growth in revenues from our pharmaceutical company testing services.

Nonetheless, we recognize that our rapidly developing industry presents many challenges as we continue to expand and market our product offerings and continue to develop our pharmaceutical services business.  To meet these challenges, we believe the Company must maintain a balance between continuity and change on the Board of Directors:

•
Continuity to keep us focused on our successful growth strategy and our drive toward profitability, and to help demonstrate that we continue to be a reliable and valued partner to pharmaceutical companies in their drug development efforts.

•
Change to propel our growth by expanding our expertise, industry experience and relationships in three critical areas for our Company — diagnostic testing, drug development, and business development (licensing, M&A and strategic alliances).

To achieve this balance, we have carefully selected — and recommend to you — a strong slate of director nominees consisting of five incumbent directors, who will provide the needed continuity, and three new nominees, who we believe will add tremendous value in three critical areas for our Company.  We need your help in electing this balanced slate of nominees, and urge you to vote the GOLD proxy card today.

Response Genetics Is on the Right Track —
Don’t Let the Dissidents Derail Us

Even the dissidents agree that in many ways we’re on the right track.  They concede that “Response Genetics has been successful in developing products, communicating with oncologists to identify their needs, establishing relationships within the physician community, and running an effective laboratory operation.”  Remarkably, however, they complain that “these [successes] have not been mirrored by the success of the business.”

Yet our second quarter 2010 results clearly demonstrate that our business is on the right track.  In the second quarter:

•	Revenues from our ResponseDX™ genetic tests and our pharmaceutical clients increased significantly, and our operating loss decreased significantly, from the prior year period;

•	We expanded our ResponseDX: Lung™ genetic test panel to detect new gene variants;

•
Despite being faced with a proxy contest threatening a change of control, we were able to strengthen our executive management team by attracting Michael McNulty as our new Chief Operating Officer and David O’Toole as our new Chief Financial Officer; and

•
We expanded our sales force and laboratory capacity in order to capitalize on the increased acceptance of our diagnostic test panels and additional interest from the pharmaceutical industry in our services.

Reject the Dissidents’ Slate

While complaining that none of our current directors has any prior experience “in the diagnostic testing industry” or “in negotiating strategic alliance or other agreements with large pharmaceutical and diagnostic companies,” the dissidents almost completely ignore our Board slate that will actually be presented at the 2010 Annual Meeting.

One reason for this “lapse” may be that our proposed Board slate, in our opinion, has more industry experience in two critical areas for our Company — diagnostic testing and drug development — than does the dissident slate.  Only our nominees bring extensive experience as industry executives in both of these areas:

•
Christine Meda has extensive knowledge of the diagnostics industry and market as a result of her years of experience in the industry, including in a number of capacities within Roche Diagnostics and most recently as President and Chief Executive Officer of Arcxis Biotechnologies, an early-stage molecular diagnostics platform company.  Her experience in leading the commercialization of dozens of diagnostics products will bring to the Board critical insight into the successful expansion of our diagnostic product portfolio.

•
Dr. Jan Fagerberg’s strong industry background in drug development, in a number of capacities within F. Hoffman – La Roche and most recently at Micromet, Inc., a biopharmaceutical company developing novel treatments for cancer and inflammatory and autoimmune diseases, provides substantial experience critical to our efforts to provide diagnostic testing services to our pharmaceutical company clients in aid of their drug development efforts.

On the other hand, only one dissident nominee has similar experience in diagnostics, and none has similar experience in drug development, which is key to our relationships with our pharmaceutical clients.  Moreover, that one nominee is Michael J. Tillman, whom the dissidents state “has been the President and Chief Executive Officer of Roche Diagnostics North America (a ‘Roche’ entity) since May 2008.”  The truth, however, is that Mr. Tillman has not held that position (or any other position of which we’re aware) since January 2010, when it was reported that he had left that position without any publicly announced reason, after barely a year and a half on the job and before a successor had been identified.  The dissidents have not disclosed the circumstances of Mr. Tillman’s departure or, despite being required to do so, what his principal occupation is today.

The dissidents do agree with us that business development expertise is important, and that is why we have added to our Board slate a third new nominee with extremely valuable experience in licensing, M&A and strategic alliances within the life sciences and pharmaceutical industry:

•
Michael Metzger currently serves as Senior Director, Business Development, and as head of the Mergers & Acquisitions practice, at Forest Laboratories, Inc., a company focused on pharmaceutical development.  His significant experience in business strategy and development, and licensing and mergers and acquisitions activity, within the life sciences and pharmaceutical industry will greatly add to the Board’s ability to oversee our growth in both the diagnostic and pharmaceutical partnership sectors of our business.

Response Genetics Does Not Need the Kind of Change
the Dissidents Threaten

The dissidents seek a complete change in the composition of your Board of Directors, a change that we believe is potentially destabilizing for our business.

For example, our pharmaceutical services business depends on our being seen as a reliable partner to pharmaceutical company clients that trust us to serve a vital role in their drug development efforts.  A change of control, particularly one that threatens to force on our Chief Executive Officer a “redefinition” of her role at the Company, does not suggest stability — it suggests just the opposite.  In fact, a change of control or “redefining” of our Chief Executive Officer’s role may well jeopardize our pharmaceutical services business by calling into question our corporate direction and strategy, the continuity of our key personnel, and other matters that could bear on the high quality of the essential services we provide to our pharmaceutical company clients.

In addition, election of the dissident slate would cause a “change of control” under employment and option agreements, which would result in additional costs and accounting charges for the Company, and which may raise additional questions about employee retention.

WE URGE YOU TO SUPPORT
YOUR COMPANY’S DIRECTOR NOMINEES

PLEASE VOTE THE GOLD CARD TODAY

We sincerely thank you for your continued support.

On Behalf of the Special Committee,

/s/ Kathleen Danenberg
Kathleen Danenberg
President, Chief  Executive Officer
and Director

If you have any questions or require assistance with voting your GOLD proxy card please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

RGI@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885